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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)*


                                  DREAMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    261983100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            OCTOBER 3, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 261983100

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
          Owen Randall Rissman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
          USA
--------------------------------------------------------------------------------

Number of         5.  Sole Voting Power
Shares                     3,103,335
Beneficially      --------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each                       Zero
Reporting         --------------------------------------------------------------
Person            7.  Sole Dispositive Power
With                       3,103,335
                  --------------------------------------------------------------
                  8.  Shared Dispositive Power
                           Zero
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          3,103,335
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.58.%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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ITEM 1.

     (a)  Name of Issuer....................................Dreams, Inc.

     (b)  Address of Issuer's Principal Executive Offices...5009 Hiatus Road
                                                            Sunrise, FL 33351

ITEM 2.

     (a)  Name of Person Filing.............................Owen Randall Rissman

     (b)  Address of Principal Business Office..............1101 Skokie Road
                                                            Suite 255
                                                            Northbrook, IL 60062

     (c)  Citizenship.......................................USA

     (d)  Title of Class of Securities......................Common Stock,
                                                            No Par Value

     (e)  CUSIP Number......................................261983100

ITEM 3.

     Not Applicable

ITEM 4. OWNERSHIP

     The following information is provided regarding the aggregate number and percentage of the class of securities of the issuer identified in ITEM 1:

     (a)  Amount beneficially owned.............................................3,103,335 shares

     (b)  Percent of Class......................................................5.58%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote........................3,103,335 shares

          (ii)  Shared power to vote or to direct the vote......................Zero

          (iii) Sole power to dispose or to direct the disposition of...........3,103,335 shares

          (iv)  Shared power to dispose or to direct the disposition of.........Zero

ITEM 5.

     Not applicable.

ITEM 6.

     Not applicable.

ITEM 7.

     Not applicable.

ITEM 8.

     Not applicable.

ITEM 9.

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     Owen Randall Rissman

                                     By:   /s/ Robert Dunn Glick
                                         --------------------------------------
                                         Robert Dunn Glick, pursuant to a Power
                                         of Attorney dated October 23, 2000

                                  EXHIBIT INDEX


Index No.                 Description
---------                 -----------
   1                  Power of Attorney